As filed with the Securities and Exchange Commission on January 20, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

StellarOne Corporation

(Exact name of registrant as specified in its charter)

Virginia	54-1829288
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

590 Peter Jefferson Parkway, Suite 250

Charlottesville, Virginia 22911

(434) 964-2211

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Jeffrey W. Farrar

Executive Vice President and Chief Financial Officer

StellarOne Corporation

590 Peter Jefferson Parkway, Suite 250

Charlottesville, Virginia 22911

(434) 964-2211

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

George P. Whitley, Esq.

Scott H. Richter, Esq.

LeClairRyan, A Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street, 8th Floor

Richmond, Virginia 23219

(804) 783-2003

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price (2)		Amount of registration fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value	30,000 shares		$1,000	(1)	$30,000,000	(1)	$1,179
Warrant to Purchase Common Stock, par value $5.00 per share, and underlying shares of Common Stock (2)	302,623 shares	(2)	$14.87	(3)	$4,500,004	(3)	$177
Total					$34,500,004		$1,356

(1)	Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)	In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, there are being registered hereunder (a) a warrant for the purchase of 302,623 shares of common stock with an initial per share exercise price of $14.87, (b) 302,623 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $14.87.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus

SUBJECT TO COMPLETION, DATED JANUARY 20, 2009

StellarOne Corporation

Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Warrant to Purchase 302,623 Shares of Common Stock

302,623 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of (i) the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which we refer to in this prospectus as the Series A Preferred Stock, (ii) a warrant to purchase 302,623 shares of common stock, which we refer to in this prospectus as the warrant, and (iii) any shares of common stock issuable from time to time upon exercise of the warrant. In this prospectus, the shares of Series A Preferred Stock, the warrant and the shares of common stock issuable upon exercise of the warrant, are collectively referred to as the securities. The Series A Preferred Stock and the warrant were originally issued by us pursuant to the Letter Agreement dated December 19, 2008, and the related Securities Purchase Agreement — Standard Terms, which we refer to in this prospectus as the Purchase Agreement, between us and the United States Department of the Treasury, which we refer to in this prospectus as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, which we refer to in this prospectus as the Securities Act.

The initial selling securityholder and its successors, including any transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for paying any underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The Series A Preferred Stock is not listed on an exchange and, unless requested to do so by the initial selling securityholder, we do not intend to list the Series A Preferred Stock on any exchange.

Our common stock is listed on the NASDAQ Global Select Market under the ticker symbol “STEL.” On January 16, 2009, the closing price of our common stock on the NASDAQ Global Select Market was $14.23 per share. You are urged to obtain current market quotations of our common stock.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 2 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposit accounts or other obligations of a bank, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is             , 2009.

ABOUT THIS PROSPECTUS

Unless the context requires otherwise, in this prospectus, we use the terms “we,” “us,” “our” and “StellarOne” to refer to StellarOne Corporation and its subsidiaries on a consolidated basis.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. By using a shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website or at the SEC’s offices. The SEC’s website and street addresses are provided under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the securities. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of the securities occurs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements about future expectations, activities and events that constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as “believe,” “expect,” “anticipate,” “estimate,” “expect,” “intend,” “continue,” “would,” “could,” “hope,” “might,” “assume,” “objective,” “seek,” “plan,” or similar expressions, we are making forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. We caution you that factors, such as those listed below, in some cases have affected and could affect our actual results, causing actual results to differ materially from those in any forward-looking statement. In addition to the other factors discussed in the “Risk Factors” section of this prospectus, factors that could contribute to those differences include, but are not limited to:

•	expected cost savings from our acquisitions and dispositions,

•	competitive pressure in the banking industry or in our markets may increase significantly,

•	changes in the interest rate environment may reduce margins,

•

general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, decrease in liquidity and reduced mortgage banking revenue,

•	changes may occur in banking legislation and regulation,

•	our concentration in loans secured by real estate could increase our loan losses,

•	turnover in key personnel would disrupt our operations,

•

we may identify a material weakness or a significant deficiency in our internal control over financial reporting that may adversely affect our ability too properly account for non-routine transactions,

•	we may need additional capital in the future to continue our growth and may not be able to obtain it on terms that are favorable,

•	changes may occur in general business conditions, and

•	changes may occur in the securities markets.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the risk factors and other cautionary statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and any subsequent reports that we file with the SEC, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” for more information on how to obtain a copy of our Annual Report and subsequent reports. These statements speak only as of the date of this prospectus (or an earlier date to the extent applicable). Except as required by applicable law, we undertake no obligation to update publicly these statements in light of new information or future events.

STELLARONE CORPORATION

StellarOne Corporation is a bank holding company incorporated under the laws of the Commonwealth of Virginia. We were formed in February 2008 with the merger of equals transaction between Virginia Financial Group, Inc. and FNB Corporation. StellarOne Bank, our Virginia chartered subsidiary bank, is a community-oriented financial institution offering individual and commercial demand and time deposit accounts, commercial and consumer loans, residential mortgages, credit card services and deposit services. We also offer a variety of wealth management and personal trust services including estate administration, employee benefit plan administration and planning specifically addressing the investment and financial management needs of our customers. StellarOne operates 62 full-service financial centers, one loan production office and over 80 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.

As of September 30, 2008, we had total assets of $2.99 billion, total loans of $2.29 billion, total deposits of $2.35 billion, shareholders’ equity of $365.0 million and $600.0 million in assets under management. Our principal executive office is located at 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911, and our telephone number is (434) 964-2211.

We refer you to our most recent Annual Report on Form 10-K and other reports that we have filed with the SEC for more information on StellarOne. See “Where You Can Find More Information.”

RISK FACTORS

Before you invest in our securities, in addition to the risk factors set forth below and other information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement, as well as our most recent Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Recent legislative regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

The recently enacted Emergency Economic Stabilization Act of 2008, or EESA, authorizes Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under troubled asset relief program, or TARP. The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other. The Treasury has allocated $250 billion towards the TARP Capital Purchase Program. Under the TARP Capital Purchase Program, Treasury is purchasing equity securities from participating institutions. The warrant offered by this prospectus, together with our Series A Preferred Stock, was issued by us to Treasury pursuant to the TARP Capital Purchase Program. The EESA also increased federal deposit insurance on most deposit accounts from $100,000 to $250,000. This increase is in place until the end of 2009 and is not covered by deposit insurance premiums paid by the banking industry.

The EESA followed, and has been followed by, numerous actions by the Board of Governors of the Federal Reserve System, the U.S. Congress, Treasury, the Federal Deposit Insurance Corporation, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007. These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system. The EESA and the other regulatory initiatives described above may not have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and adversely affected.

The Purchase Agreement between us and Treasury limits our ability to pay dividends on and repurchase our common stock.

The Purchase Agreement between us and Treasury provides that until the earlier of December 19, 2011 or the date on which all shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock (other than the Series A Preferred Stock) or trust preferred securities. In addition, we are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Series A Preferred Stock. These restrictions could have a negative effect on the value of our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our Board of Directors.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders. We will receive proceeds upon exercise of the warrant in an amount of up to approximately $4.5 million if the warrant is exercised in full under its current terms for cash. We will use the proceeds received from the exercise of warrant, if any, for working capital and general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

No shares of our Series A Preferred Stock, or any other class of preferred stock, were outstanding during any of the five years ended December 31, 2007, or during the nine months ended September 30, 2008 and 2007, respectively, and we did not pay preferred stock dividends during these periods. Consequently, the ratios of earnings to fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges for the same periods listed above. The following table sets forth our consolidated ratios of earnings to fixed charges for the periods presented:

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges (1):
Including deposit interest	1.35	1.59	1.58	1.79	2.11	2.11	1.96
Excluding deposit interest	3.01	3.58	3.42	5.00	8.70	13.31	21.09

(1)	For purposes of computing the ratio, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense on all long- and short-term borrowings, including/excluding interest on deposits, and one-third of rental expense, which we believe is representative of the interest factor.

REGULATORY CONSIDERATIONS

We are extensively regulated under both federal and state law. As a bank holding company registered under the Bank Holding Company Act of 1956, we are subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve. We are also considered a financial institution holding company under the laws of Virginia. Accordingly, StellarOne Corporation is also subject to supervision and regulation by the Virginia State Corporation Commission. StellarOne Bank, as a Virginia chartered bank that is a member bank of the Federal Reserve System, is subject to supervision, regulation and examination by the Virginia State Corporation Commission and the Federal Reserve. StellarOne Bank has deposit insurance provided by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of our Annual Report and any subsequent reports. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders.

DESCRIPTION OF SERIES A PREFERRED STOCK

The following is a brief description of the terms of the Series A Preferred Stock that may be resold by the selling securityholders. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended, including the Articles of Amendment relating to the Series A Preferred Stock, copies of which have been filed with the SEC and are also available from us upon request. See “Where You Can Find More Information” for more information.

General

Under our Articles of Incorporation, as amended, we have authority to issue up to 5,000,000 shares of preferred stock, no par value. Of such shares, 30,000 shares have been designated as Series A Preferred Stock, all of which were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Series A Preferred Stock are validly issued, fully paid and non-assessable. Other than the Series A Preferred Stock, no other shares of our preferred stock were issued and outstanding as of December 31, 2008.

Dividends Payable On Shares of Series A Preferred Stock

Holders of shares of Series A Preferred Stock are entitled to receive, if, as and when declared by our Board of Directors out of assets legally available for payment, cumulative cash dividends at a rate per year of 5% per share based on a $1,000 per share liquidation preference with respect to each dividend period during the five year period following December 19, 2008, and are entitled to receive cumulative cash dividends at a rate per year of 9% per share based on the $1,000 per share liquidation preference with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the Board of Directors or any duly authorized committee of the Board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock, we are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date.

Additionally, we are restricted from paying any dividends on our preferred stock if required payments on our outstanding junior subordinated debentures are not made or deferred. As of September 30, 2008, we had approximately $32.0 million outstanding in junior subordinated debentures issued by us in exchange for funds received from the sale of trust preferred securities by our unconsolidated subsidiary trusts, VFG Limited Liability Trust I and FNB (VA) Statutory Trust II. The VFG Trust junior subordinated debentures mature on June 17, 2034, but are redeemable at our option at par plus accrued and unpaid interest quarterly on or after June 18, 2009. The FNB Trust junior subordinated debentures mature on June 26, 2033, but are redeemable at our option at par plus accrued and unpaid interest quarterly, with the next call date on March 26, 2009.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to the laws of the Commonwealth of Virginia relating to the payment of dividends.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank:

•	senior to our common stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and

•

at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of StellarOne.

Until the earlier of December 19, 2011 or the date on which the initial selling securityholder has transferred all of the Series A Preferred Stock to unaffiliated third parties or such stock is redeemed in full, we may not, without the initial selling securityholder’s consent, increase the cash dividend on our common stock nor, subject to certain exceptions, repurchase any of our common stock or other capital stock or other equity securities, or any trust preferred securities. The initial selling securityholder’s consent is not required for payment of dividends solely in the form of shares of our common stock.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock. We also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

•

purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•

purchases or other acquisitions by broker-dealer subsidiaries of StellarOne solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of our business;

•	purchases or other acquisitions by broker-dealer subsidiaries of StellarOne for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•

acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not StellarOne or a subsidiary of StellarOne, including as trustee or custodian; and

•

the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 19, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

If we repurchase shares of Series A Preferred Stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the Series A Preferred Stock then held by the initial selling securityholder.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our Board of Directors may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

Redemption

The Series A Preferred Stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to at least $7,500,000, which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of issuance. In such a case, we may redeem the Series A Preferred Stock, subject to the approval of Federal Reserve, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than StellarOne or our subsidiaries after December 19, 2008, of shares of preferred stock, common stock or a combination thereof, that in each case qualify as Tier 1 capital of StellarOne at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After February 15, 2012, the Series A Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve, in whole or in part, subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends up to, but excluding, the date of redemption.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our Board of Directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if fewer than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share of Series A Preferred Stock, which we refer to in this prospectus as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by Virginia law, the holders of Series A Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our Board of Directors will be increased by two. Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, which we refer to in this prospectus as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our Board of Directors, which we refer to in this prospectus as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the NASDAQ Stock Market corporate governance requirement that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of StellarOne will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Articles of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•

any amendment or alteration of our Articles of Incorporation to authorize or create or increase the authorized number or amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of StellarOne;

•

any amendment, alteration or repeal of any provision of our Articles of Incorporation relating to the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•

any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation of StellarOne with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if StellarOne is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

provided, however, any increase in the number of shares of authorized preferred stock, including any increase in the authorized number of shares of Series A Preferred Stock necessary to satisfy preemptive or similar rights granted by the Company to other persons prior to December 19, 2008, or the creation and issuance, or an increase in the authorized or issued number of shares, whether pursuant to preemptive or similar rights or otherwise, of any other series of preferred stock, or any increase in the amount of securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of StellarOne will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Series A Preferred Stock.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of Series A Preferred Stock are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Remaining Shares of Preferred Stock

The remaining 4,970,000 unissued shares of preferred stock are referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by our Board of Directors. Our Articles of Incorporation authorize our Board of Directors to issue new shares of our common stock or preferred stock without further shareholder action.

The issuance of additional common stock or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of our common stock will have no preemptive rights with respect to any newly issued stock. Our Board of Directors could adversely affect the voting powers of holders of our stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of StellarOne that the Board of Directors does not believe to be in the best interest of our shareholders, the Board could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill. Our Board of Directors has not approved any plan to issue preferred stock for this purpose.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us. See “Where You Can Find More Information” for more information.

Shares of Common Stock Subject to the Warrant

The warrant is initially exercisable for 302,623 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $30,000,000, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 151,312 shares. The number of shares subject to the warrant is subject to the further adjustments described below. See “— Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the warrant is $14.87 per share of common stock for which the warrant may be exercised. The warrant may be exercised, in whole or in part, at any time on or before December 19, 2018 by surrender of the warrant, completion of the notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by StellarOne of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “— Adjustments to the Warrant.”

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. The shares of common stock issuable upon exercise of the warrant are listed with the NASDAQ Global Select Market.

Rights as a Shareholder

The warrantholder shall not have any of the rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability; Restrictions on Exercise of Warrant

The initial selling securityholder may not transfer a portion of the warrant, and/or exercise the warrant, with respect to more than one half of the shares of common stock subject to the warrant until the earlier of the date on which we have received aggregate gross proceeds from a qualified equity offering of at least $30,000,000 and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable and exercisable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of December 19, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted accordingly. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors;

•

in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 19, 2008.

Other Distributions. If we declare any cash dividends or distributions greater than our most recent quarterly dividend, or dividends payable in common stock, the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving StellarOne and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF OUR CAPITAL STOCK

General

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, no par value. As of December 31, 2008, there were 22,605,000 shares of common stock outstanding and 30,000 shares of our Series A Preferred Stock outstanding.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share, and in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and shareholders do not have the right to accumulate their votes in the election of directors. For that reason, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends. Our shareholders are entitled to receive dividends or distributions that our Board may declare out of funds legally available for those payments. The payment of distributions by StellarOne is subject to the restrictions of Virginia law applicable to the declaration of distributions by a corporation. A corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed if it were dissolved at that time to satisfy the preferential rights of shareholders whose rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock.

As a bank holding company, our ability to pay dividends is affected by the ability of our bank subsidiary to pay dividends to the holding company. The ability of our bank subsidiary, as well as StellarOne Corporation, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.

No Preemptive or Conversion Rights. Our common stock does not entitle our shareholders to any preemptive rights, redemption privileges, sinking fund privileges, or conversion rights.

Liquidation. In the event of liquidation, dissolution or winding up of StellarOne Corporation, the holders of our common stock would be entitled to receive, after payment or provision for payment of all of our debts and liabilities, all of our assets available for distribution, subject to the rights of any class of stock having preference to the common stock.

Transfer Agent. The transfer agent for our common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

Preferred Stock

The Board of Directors, without shareholder approval, is authorized under our Articles of Incorporation to issue, in one or more series, shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. The Board of Directors is also authorized to fix the designation, voting, conversion, preference and other relative rights, qualifications and limitations of any series of preferred stock.

As of the date hereof, the Board of Directors has created one series of preferred stock, the Series A Preferred Stock, which was issued to the Treasury. See “Description of Series A Preferred Stock” for a description of the terms of the Series A Preferred Stock.

Certain Provisions of our Articles of Incorporation and Virginia Law

Our Articles of Incorporation provide that a plan of merger or share exchange, or a transaction involving the sale of all or substantially all of our assets other than in the regular course of business and a plan of dissolution must be approved by a vote of a majority of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present in person or by proxy, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction has not been approved by at least two-thirds of the directors in office, the transaction must be approved by an affirmative vote of more than two-thirds of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

The Virginia Stock Corporation Act (the “Virginia SCA”) has two anti-takeover statutes in force, the Affiliated Transaction Statute and the Control Share Acquisitions Statute.

Affiliated Transactions. The Virginia SCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•	the affiliated transaction has been approved by a majority of the disinterested directors; or

•

subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Control Share Acquisitions Statute. Under the Virginia SCA’s control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

•

unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•

among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”

The provisions of the Affiliated Transactions Statute and the Control Share Acquisitions Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisitions Statute, but we have not.

SELLING SECURITYHOLDERS

On December 19, 2008, we issued the securities covered by this prospectus to the United States Department of Treasury (the initial selling securityholder), in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	30,000 shares of Series A Preferred Stock, representing beneficial ownership of 100% of the shares of Series A Preferred Stock outstanding on the date of this prospectus;

•	A warrant to purchase 302,623 shares of our common stock at an exercise price of $14.87 per share, subject to adjustment as described under “Description of Warrant to Purchase Common Stock”; and

•

302,623 shares of our common stock issuable upon exercise of the warrant, which shares, if issued as of December 31, 2008, would represent ownership of approximately 1.34% of our common stock as of December 31, 2008.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us. As of the date of this prospectus, we do not know the identity of any other potential selling securityholder.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling shares:

•

on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the Series A Preferred Stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain other statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act, and Rule 10b-5 promulgated under the Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Global Select Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system unless requested by the initial selling shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

LEGAL MATTERS

The validity of the Series A Preferred Stock, the warrant and the common stock offered hereby will be passed upon for us by LeClairRyan, A Professional Corporation, Richmond, Virginia.

EXPERTS

The consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference in this prospectus, have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities offered by this prospectus. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You can obtain a copy of the registration statement from the SEC at the address provided below or on the SEC’s Internet site.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.stellarone.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	the description of our common stock contained in our Registration Statement on Form 8-A (Amendment No. 1 to Form 8-B), as filed on February 22, 2002;

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; and

•	our Current Reports on Form 8-K filed on October 7, 2008, October 23, 2008, October 29, 2008, November 10, 2008, December 4, 2008, December 23, 2008 and January 15, 2009.

Upon your written or oral request, we will provide you without charge a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Your written or oral request for copies of this prospectus and documents we have incorporated by reference should be directed to:

StellarOne Corporation

590 Peter Jefferson Parkway, Suite 250

Charlottesville, Virginia 22911

Telephone:  (434) 964-2211

Facsimile:    (434) 964-2210

Attention: Investor Relations

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses (all but the SEC fees are estimates) payable by the registrant in connection with the filing of this Form S-3 Registration Statement:

SEC Registration Fee	$1,356
Printing Costs	2,500
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	15,000
Miscellaneous Expenses	5,000

Total	$43,856

Item 15.	Indemnification of Directors and Officers

Section 13.1-692.1 of the Code of Virginia, 1950, as amended, places a limitation on the liability of officers and directors of a corporation in any proceeding brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation. The damages asserted against an officer or director arising out of a single transaction, occurrence, or course of conduct shall not exceed the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The statute also authorizes the corporation, in its articles of incorporation or, if approved by the shareholders, in its bylaws, to provide for a different specific monetary limit on, or to eliminate entirely, liability. The liability of an officer or director shall not be limited or eliminated if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The articles of incorporation of StellarOne Corporation (the “Company”) contain a provision which eliminates, to the full extent that the laws of the Commonwealth of Virginia permit, the liability of an officer or director to the Company or its shareholders for monetary damages for any breach of duty as a director or officer.

The Company’s Articles of Incorporation also require it to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by or in the right of the Company, by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Company as a director, officer, employee or agent of another entity. Directors and officers of the Company are entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also may be entitled to have the Company make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt by the Company of a written statement of the director’s or officer’s good faith belief that his or her conduct has met the required standard and a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. The Company’s Board of Directors also has the authority to extend to employees, agents, and other persons serving at the request of the Company the same indemnification rights held by directors and officers, subject to all of the accompanying conditions and obligations.

The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against any liability asserted against or incurred by such person, in any such capacity or arising from his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under its Articles of Incorporation. The Company has obtained policies insuring the Company and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16.	Exhibits

Exhibit No.	Description

4.1	Articles of Incorporation of StellarOne Corporation (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K filed on March 17, 2008).

4.2	Articles of Amendment to the Articles of Incorporation of StellarOne Corporation establishing Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on December 23, 2008).

4.3	Amended and Restated Bylaws of StellarOne Corporation (incorporated by reference to Exhibit 3.2 to Annual Report on Form 10-K filed on March 17, 2008).

4.4	Letter Agreement, dated December 19, 2008, including the Securities Purchase Agreement — Standard Terms incorporated by reference therein, between StellarOne Corporation and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on December 23, 2008).

4.5	Warrant to Purchase up to 302,623 shares of Common Stock (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on December 23, 2008).

5.1	Opinion of LeClairRyan, A Professional Corporation.*

12.1	Computation of Ratio of Earnings to Fixed Charges.*

23.1	Consent of Grant Thornton LLP.*

23.2	Consent of LeClairRyan, A Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page hereto).

*	Filed herewith.

Item 17.	Undertakings

The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlottesville, Commonwealth of Virginia, on this 20th day of January, 2009.

STELLARONE CORPORATION

By:	/s/ Jeffrey W. Farrar
Jeffrey W. Farrar Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints O. R. Barham, Jr. and Jeffrey W. Farrar, and each of them singly, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments.

Signature	Title

/s/ O. R. Barham, Jr. O. R. Barham, Jr.	President and Chief Executive Officer (principal executive officer)	January 20, 2009

/s/ Jeffrey W. Farrar Jeffrey W. Farrar	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	January 20, 2009

/s/ William P. Heath, Jr. William P. Heath, Jr.	Chairman of the Board of Directors	January 20, 2009

/s/ H. Wayne Parrish H. Wayne Parrish	Vice Chairman of the Board of Directors	January 20, 2009

/s/ Lee S. Baker Lee S. Baker	Director	January 20, 2009

/s/ Glen C. Combs Glen C. Combs	Director	January 20, 2009

Signature	Title

/s/ Beverley E. Dalton Beverley E. Dalton	Director	January 20, 2009

/s/ Gregory L. Fisher Gregory L. Fisher	Director	January 20, 2009

/s/ Christopher M. Hallberg Christopher M. Hallberg	Director	January 20, 2009

/s/ F. Courtney Hoge F. Courtney Hoge	Director	January 20, 2009

/s/ Jan S. Hoover Jan S. Hoover	Director	January 20, 2009

/s/ Steven D. Irvin Steven D. Irvin	Director	January 20, 2009

/s/ Martin F. Lightsey Martin F. Lightsey	Director	January 20, 2009

/s/ P. William Moore, Jr. P. William Moore, Jr.	Director	January 20, 2009

/s/ Harold K. Neal Harold K. Neal	Director	January 20, 2009

/s/ Raymond D. Smoot, Jr. Raymond D. Smoot, Jr.	Director	January 20, 2009

/s/ Charles W. Steger Charles W. Steger	Director	January 20, 2009

/s/ Thomas F. Williams, Jr. Thomas F. Williams, Jr.	Director	January 20, 2009

/s/ Jon T. Wyatt Jon T. Wyatt	Director	January 20, 2009

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Incorporation of StellarOne Corporation (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K filed on March 17, 2008).

4.2	Articles of Amendment to the Articles of Incorporation of StellarOne Corporation establishing Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on December 23, 2008).

4.3	Amended and Restated Bylaws of StellarOne Corporation (incorporated by reference to Exhibit 3.2 to Annual Report on Form 10-K filed on March 17, 2008).

4.4	Letter Agreement, dated December 19, 2008, including the Securities Purchase Agreement — Standard Terms incorporated by reference therein, between StellarOne Corporation and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on December 23, 2008).

4.5	Warrant to Purchase up to 302,623 shares of Common Stock (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on December 23, 2008).

5.1	Opinion of LeClairRyan, A Professional Corporation.*

12.1	Computation of Ratio of Earnings to Fixed Charges.*

23.1	Consent of Grant Thornton LLP.*

23.2	Consent of LeClairRyan, A Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page hereto).

*	Filed herewith.